Exhibit 3.1

Amended	2/21/85	2/17/00
	6/19/86	6/15/00
	7/07/88	9/13/01
	6/14/90	9/20/01
	6/18/92	12/13/01
	12/8/93	12/12/02
	6/09/94	12/9/04
	9/19/96	2/15/07
	1/01/97	6/7/07
	3/20/97	2/21/08
	6/19/97	6/11/08
	9/18/97	3/10/11
	9/17/98	6/13/13
	6/17/99	6/12/14
	9/16/99	3/10/16

NATIONAL FUEL GAS COMPANY

BY-LAWS

ARTICLE I

Meeting of Stockholders

Section 1. Meetings of stockholders may be held at such place, within or without the State of New Jersey, as may be fixed by the Board of Directors and stated in the notice of the meeting.

Section 2. The annual meeting of stockholders shall be held at such place, on such date and at such time as shall be designated from time to time by the Board of Directors.

Section 3. Except as otherwise provided by New Jersey law, written notice of the time, place and purpose or purposes of every meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting.

Section 4. Unless otherwise provided by statute, all Special Meetings shall be called upon the written request of three or more Directors or of stockholders owning one-fourth of the capital stock issued and outstanding and such stockholders must each be stockholders of record (i) on the date such stockholders provide timely notice to the Corporation as provided in this Section 4 and (ii) on the record date for the determination of stockholders entitled to vote at such Special Meeting.

In addition to any other applicable requirements, for business to be properly brought by stockholders before a Special Meeting, the stockholders must have given proper notice thereof in writing to the Secretary of the Corporation. The stockholders notice requesting the call of a Special Meeting must be delivered to or mailed and received by the Secretary of the Corporation at the principal office of the Corporation and shall set forth as to each matter the stockholders propose to be brought before the Special Meeting (i) a brief description of the business desired to be brought before the Special Meeting and the reasons for conducting such business at the Special Meeting, (ii) the name and record address of the stockholders proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholders plus the material terms of any other synthetic or temporary ownership interests the stockholders have regarding Corporation shares, including voting interests, swaps and other equity derivatives, securities loans, stock purchases, hedges and other economic incentives, all of which information must be updated as of the Special Meeting voting record date in a follow-up notice in writing to the Secretary of the Corporation no later than two (2) business days after the Special Meeting voting record date, and (iv) any material interest of the stockholders in such business, and any agreements, arrangements or understandings with other entities the stockholders may have in connection with such business. Following receipt of a valid notice requesting the call of a Special Meeting, the Corporation shall convene a Special Meeting not earlier than 60 days nor more than 120 days following receipt of such notice.

Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at the Special Meeting except in accordance with the procedures set forth in this Section 4.

The Chairman of a Special Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 4, and if he should so determine, he shall so declare to the meeting and such business not properly brought before the meeting shall not be transacted.

Section 5. Unless otherwise provided in the Company’s Certificate of Incorporation or in New Jersey law, (i) the holders of shares entitled to cast a majority of the votes at any meeting of stockholders shall constitute a quorum at such meeting except that the votes that holders of any class or series of shares are entitled to cast shall not be counted in the determination of a quorum for action to be taken at a meeting with respect to which such class or series has no vote, and (ii) the holders of shares of any class or series entitled to cast a majority of the votes of such class or series entitled to vote separately on a specified item of business shall constitute a quorum of such class or series for the transaction of such specified item of business.

If a quorum is not present or represented at any meeting of stockholders, the Chairman of the meeting, or if so requested by the Chairman, the stockholders present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum shall be present or represented. In addition, the Chairman of any meeting of stockholders shall have the power to adjourn the meeting at the request of the Board of Directors if the Board of Directors determines that adjournment is necessary or appropriate to enable stockholders to fully consider information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or is otherwise in the best interests of stockholders. If the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting, it shall not be necessary to give notice of the adjourned meeting unless after the adjournment the Board of Directors fixes a new record date for the adjourned meeting. In the event the Board of Directors fixes such a new record date, a notice of the adjourned meeting shall be given to each stockholder of record at the new record date entitled to notice under Article I Section 3 of these By-Laws.

Section 6. At each election of Directors, the proxies and ballots shall be received and all questions respecting the qualification of voters shall be decided by two inspectors, who shall be appointed by the presiding officer of the meeting; provided however, that no candidate for election as Director shall act as inspector. Such inspectors shall be sworn faithfully to perform their duties and shall report in writing the results of the ballot.

Section 7. A. Business transacted at an annual meeting of stockholders may include all such business as may properly come before the meeting. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders:

(i)	pursuant to the Corporation’s notice of meeting;

(ii)	by or at the direction of the Board of Directors;

(iii)	pursuant to Article IA of these By-Laws; or

(iv)	by any stockholder who was a stockholder of record at the time of giving of notice of the meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 7.

B. For nominations (other than nominations made under Article IA of these By-Laws) or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. Such stockholder’s notice shall set forth:

(i)	as to each person whom the stockholder proposes to nominate for election or reelection as a Director:

(a)	the name, age, business address of such person,

(b)	the principal occupation of employment of such person,

(c)	the class and number of shares of the Corporation which are owned beneficially by such person,

(d)	a description of any material relationships, including financial transactions and compensation, between such person and the stockholder, and such person’s written affirmation that such person does not have, nor will such person have, any undisclosed voting commitments or other arrangements with respect to such person’s activities as a director, and

(e)	all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case under applicable SEC regulations (as of February 1999, Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including information sufficient to allow the directors to evaluate such person’s independence and also including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(ii)	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and any agreements, arrangements or understandings with other entities the stockholder or the beneficial owner, if any, on whose behalf the proposal is made may have in connection with such business; and

(iii)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(a)	the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, and

(b)	the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner plus the material terms of any other synthetic or temporary ownership interests either has regarding Corporation shares, including voting interests, swaps and other equity derivatives, securities loans, stock purchases, hedges and other economic incentives, all of which information must be updated as of the Annual Meeting voting record date in a follow-up notice in writing to the Secretary of the Corporation no later than two (2) business days after the Annual Meeting voting record date.

C. To be timely, a stockholder’s notice under this Section 7 must be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s notice to be timely must be so delivered not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Corporation (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting).

In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice under this Section 7.

D. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7. Other than persons nominated by the full Board or any nominating committee thereof, only such persons who are nominated in accordance with the procedures set forth in this Section 7 or Article IA of these By-Laws shall be eligible to serve as Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7 (or, if applicable, Article IA of these By-Laws) and, if any proposed nomination or business is not in compliance with this Section 7 (or, if applicable, Article IA of these By-laws), to declare that such defective proposal or nomination shall be disregarded, unless otherwise provided by any applicable law.

E. Notwithstanding the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7. Nothing in this Section 7 shall be deemed to affect any rights of:

(i)	the stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; or

(ii)	the holders of any series of Preferred Stock to elect Directors under specified circumstances.

F. Business transacted at a special meeting of the stockholders shall be limited to the purposes set forth in the notice of the special meeting.

G. For purposes of this Section 7, the term “public disclosure” shall mean disclosure in a news release reported by the Dow Jones News Service, the Associated Press or a comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 8. At each meeting of stockholders, the chairman of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. The Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the chairman of the meeting may establish rules, which need not be in writing, to maintain order and safety and for the conduct of the meeting. Without limiting the foregoing, the chairman of the meeting may:

A. Determine and declare to the meeting that any business is not properly before the meeting and therefore shall not be considered;

B. Restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman of the meeting;

C. Restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

D. Adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

E. Make rules governing speeches and debate, including time limits and access to microphones.

ARTICLE IA

Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials

Section 1. Subject to the terms and conditions set forth in these By-Laws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of stockholders that satisfy the requirements of this Article IA, including qualifying as an Eligible Shareholder (as defined in Section 5 below) and that expressly elects at the time of providing the written notice required by this Article IA (a

“Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Article IA. For the purposes of this Article IA:

A. “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of Directors;

B. “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund (as defined in Section 5 below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in Section 5 below) or qualifying as an Eligible Stockholder (as defined in Section 5 below);

C. “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

D. a stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or Constituent Holder’s (or either’s affiliates) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than ten percent (10%) of the proportionate value of such index. A stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases is revocable at any time by the stockholder, so long as the stockholder has recalled such shares or revoked such voting power, as applicable, as of the date of the Proxy Access Notice and holds such shares and does not delegate any voting power of such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

Section 2. For purposes of this Article IA, the “Required Information” that the Corporation will include in its proxy statement is (1) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Stockholder so elects, a Statement (as defined in Section 6 below). The Corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.

Section 3. To be timely, a stockholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation within the time periods applicable to stockholder notices of nominations pursuant to Article I Section 7 (C) of these By-Laws. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.

Section 4. The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Article IA but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall be the largest whole number that does not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Article IA (the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

A. the number of such director candidates for which the Corporation shall have received one or more valid stockholder notices nominating director candidates pursuant to Article I Section 7 (B) of these By-Laws;

B. the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this clause B who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) terms; and

C. the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Article IA, other than any such director referred to in this clause C who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) terms;

provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Article IA exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one (1) Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

Section 5. An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Article IA, and as of the record date for determining stockholders eligible to vote at the annual meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two or more collective investment funds that are (1) part of the same family of funds or sponsored by the same employer or (2) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Section 5, provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Article IA. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Article IA (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this Section 5, for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

Section 6. No later than the final date when a nomination pursuant to this Article IA may be delivered to the Corporation, an Eligible Stockholder (including each Constituent Holder) must provide the following information in writing to the Secretary of the Corporation:

A. with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by, such person;

B. one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

(i)	within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and;

(ii)	immediate notice if the Eligible Stockholder (including any Constituent Holder) ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;

C. any information relating to such Eligible Stockholder (including any Constituent Holder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Stockholder’s Stockholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Stockholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

D. a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Stockholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Stockholder’s Stockholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or successor rule) of the Securities and Exchange Commission (“Regulation S-K”) if the Eligible Stockholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant;

E. a representation that such person:

(i)	acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(ii)	has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Article IA;

(iii)	has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(iv)	will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(v)	will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Article IA;

F. in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

G. an undertaking that such person agrees to:

(i)	assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its Directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder (including such person) provided to the Corporation; and;

(ii)	file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.

In addition, no later than the final date when a nomination pursuant to this Article IA may be delivered to the Corporaton, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof. In order to be considered timely, any information required by this Article IA to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any defect.

Section 7. The Eligible Stockholder may provide to the Secretary of the Corporation, at the time the information required by this Article IA is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Article IA, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

Section 8. No later than the final date when a nomination pursuant to this Article IA may be delivered to the Corporation, each Stockholder Nominee must:

A. provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder), that such Stockholder Nominee:

(i)	consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Corporation if elected;

(ii)	agrees, if elected, to adhere to these By-Laws, the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics and any other publicly available Corporation policies and guidelines applicable to directors; and;

(iii)	is and will continue to be qualified for election as a Director pursuant to Article II Section 1 of these By-Laws;

B. complete, sign and submit all questionnaires, representations and agreements required by these By-Laws or of the Corporation’s Directors generally; and

C. provide such additional information as necessary to permit the Board of Directors to determine if such Stockholder Nominee:

(i)	is independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors;

(ii)	has any direct or indirect relationship with the Corporation;

(iii)	would, by serving on the Board of Directors, violate or cause the Corporation to be in violation of these By-Laws, the Corporation’s Corporate Governance Guidelines, the Corporation’s Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed or any applicable law, rule or regulation;

(iv)	is qualified for election as a Director pursuant to Article II Section 1 of these By-Laws; and

(v)	is or has been subject to any event specified in Item 401(f) of Regulation S-K.

In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder (including Constituent Holders) or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any such defect.

Section 9. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Stockholder Nominee’s disability or other health reason), will be ineligible to be a Stockholder Nominee pursuant to this Article IA for the next two annual meetings. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Article IA or any other provision of these By-Laws, the Corporation’s Certificate of Incorporation or other applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders.

Section 10. The Corporation shall not be required to include, pursuant to this Article IA, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

A. who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;

B. whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Corporation’s Corporate Governance Guidelines, the Corporation’s Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation;

C. is not qualified for election as a Director pursuant to Article II Section 1 of these By-Laws;

D. if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Article IA or any agreement, representation or undertaking required by this Article; or

E. if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

For the purposes of this Section 10, clauses A, B and C and, to the extent related to a breach or failure by the Stockholder Nominee, clause D will result in the exclusion from the proxy materials pursuant to this Article IA of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause E and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), clause D will result in the Voting Stock owned by such Eligible

Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Article IA of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).

ARTICLE II

Board of Directors

Section 1. The Board of Directors shall consist of (i) such number of Directors, not less than seven nor more than eleven, as may be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and (ii) such Directors as may be elected by vote of the holders of shares of preferred stock, when and as provided in the Certificate of Incorporation of the Company. In order to qualify for election as a Director, a nominee must be a stockholder of the Company. Also in order to qualify, election of any nominee or service by any individual as a Director of the Company must be in compliance with all applicable federal or state laws, rules or regulations, and any nominee or Director must obtain any necessary governmental or regulatory approvals prior to or as a condition of serving or continuing to serve on the Board of Directors. If it is determined by any governmental or regulatory body that any individual seeking to serve or serving as a Director did not obtain any required governmental or regulatory approval prior to becoming a Director, or that such individual’s election or service as a Director otherwise would violate or violated any law, rule or regulation, such individual shall not be qualified to serve as a Director and, if such determination is made after the election of such person, such person automatically shall be disqualified from further service as a Director of the Company. The Board of Directors shall provide the applicable nominee or Director with reasonable notice and an opportunity to be heard on the question of whether any such determination has been made by any governmental or regulatory body before making any such finding of disqualification. Also, no person shall qualify for service as a Director of the Company if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any such compensation or other payment from any person or entity other than the Company, in each case in connection with service as a Director of the Company; provided that agreements providing only for compensation, indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a Director (but not, for the avoidance of doubt, in connection with service as a Director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Company or such employee’s candidacy as a Director), shall not be disqualifying under this section.

Section 2. Subject to the provisions of the Statutes of the State of New Jersey, the Certificate of Incorporation, and the By-Laws of the Corporation, the Board of Directors shall have full and complete management and control of the business and affairs of the Corporation.

Section 3. The Board of Directors may hold its meetings or any adjournment thereof either in the State of New Jersey or elsewhere and keep the books of the Corporation at such places within or without the State of New Jersey as the Board of Directors may from time to time determine.

Section 4. Meetings of the Board of Directors may be called at the direction of the Chairman of the Board, the President, or any three of the Directors for the time being in office.

Section 5. Notice of any meetings of the Board of Directors shall be given to each Director by e-mailing, faxing, telephoning or personally delivering the same to him at least one day before the meeting, if there is no reason to believe it was not received, or by mailing the same to him at least five days before the meeting, in all cases to the Director’s last known address or addresses as the same appears upon the records of the Corporation. All such notices shall be effective when sent, including the leaving of a message recorded at, or spoken to any individual answering, the Director’s designated telephone number(s).

Section 6. At any meeting of the Board of Directors, there may be transacted without special notice, any business within the powers of the Directors to transact, except that of which the Statutes of the State of New Jersey expressly require special notice shall be given.

Section 7. A. A majority of the Directors in office shall constitute a quorum for the transaction of any business which may properly come before them. If a majority of said Directors shall not be present at any meeting, the Directors present shall have power to adjourn to a day certain, and notice of the adjourned meeting shall be given by mailing the same addressed to each Director at his address as the same appears upon the records of the Corporation, at least two days prior to the adjourned meeting, or by telegraphing, telephoning or delivering the same to him personally at least one day before said adjourned meeting. But, if a majority of the Board of Directors are present, the said meeting, or any adjourned meeting thereof, may be adjourned to a subsequent day; such adjournment may be without notice of such adjournment if such notice is not required by New Jersey Law (as of June 1997, N.J.S.A. 14A:6-10(2)).

B. Unless a greater vote is required by applicable law or by the Certificate of Incorporation of the Company or these By-laws (including, but not limited to, subsection C of this Section 7), any action approved by a majority of the votes of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

C. Anything in these By-laws to the contrary notwithstanding, any action taken by the Board of Directors pursuant to the terms of any Rights Plan (as hereinafter defined) of the Company shall, unless otherwise provided by the terms of the Rights Plan, be approved by the affirmative vote of three-fourths (3/4ths) of the entire Board of Directors. For purposes of these By-laws, the term “Rights Plan” shall mean any plan pursuant to which stockholders of the Company are, upon the occurrence of certain specified events (including, but not limited to, the acquisition by any person of a specified number of shares of capital stock of the corporation), entitled to purchase shares of capital stock or other securities of either the Company or the acquiring person at a discounted price.

Section 8. A. The Corporation shall indemnify any person who is or was a Director or officer of the Corporation, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey as now or hereafter in effect, including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by such person in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (“Proceeding”) in which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a Director or officer of the Corporation, or of serving or having served at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit.

B. The right to indemnification conferred by this Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition, and the Corporation shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by any such current or former Director or officer of the

Corporation, subject to the receipt by the Corporation of an undertaking of such person as required by law.

C. Nothing in this Section 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys’ fees) on their behalf and to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation in connection with any Proceeding.

D. The indemnification provided by this Section 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or otherwise. The indemnification provided by this Section 8 shall continue as to a person who has ceased to be a Director or officer, and shall extend to the estate or personal or legal representative of any deceased Director or officer.

E. Any repeal or modification of this Section 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 9. Any contract or other transaction between the Corporation or a subsidiary of the Corporation and any other entity shall not be void or voidable because a Director of the Corporation is interested therein if the Corporation has complied with the provisions of any then-applicable New Jersey statute(s) necessary or sufficient to make the transaction not void or voidable, including, as of June 1997, N.J.S.A. 14A:6-8(1).

Section 10. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors, or a Committee thereof, may be taken without a meeting if, before or after the action, all members of the Board or of the Committee consent thereto in writing (including by electronic transmission) and the written consents are filed with the minutes of the proceedings of the Board or Committee. Such consent shall have the same effect as a unanimous vote of the Board or Committee for all purposes.

ARTICLE III

Officers

Section 1. At the first meeting after the annual election, the Board of Directors shall choose a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and a Controller, who shall hold their respective offices until others are chosen and qualify in their stead. Any two or more offices may be held by the same person. Except for the Chairman of the Board, the officers of the Company need not be members of the Board of Directors.

Section 2. In its discretion, the Board of Directors may leave unfilled for such period as it may determine, any office except the offices of the President, Treasurer and Secretary.

Section 3. The Chairman of the Board shall preside at all meetings of the Board of Directors and at stockholders’ meetings.

Section 4. The Chief Executive Officer shall, during the recess of the Board of Directors, have general control and management of the affairs and business of the Corporation. In the absence of the Chairman of the Board, or in the event that there is a vacancy in the office of the Chairman of the Board, the Chief Executive Officer shall perform all the duties of the Chairman of the Board as well as those of Chief Executive Officer.

Section 5. In addition to the duties and responsibilities specified in the laws of the State of New Jersey and these By-Laws, the President shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, and shall preside at stockholders’ meetings in the absence of the Chairman of the Board and the Chief Executive Officer. In the absence of the Chief Executive Officer, or in the event that there is a vacancy in the office of the Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation and shall perform all the duties of the Chief Executive Officer as well as those of President.

Section 6. Each Vice President shall perform such duties as shall from time to time be assigned to him by the Board of Directors, the Chairman of the Board, or the President.

Section 7. The Secretary, in addition to his statutory duties, shall give proper notice of all meetings of the stockholders and of the Board of Directors. He shall act as Secretary of all meetings of the stockholders and shall perform such other duties as shall from time to time be assigned to him by the Board of Directors or President.

Section 8. The Treasurer, in addition to his statutory duties, shall keep full and accurate accounts of receipts and disbursements of the funds belonging to the Corporation, and shall cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may from time to time be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors whenever they may require it, account of all his transactions as Treasurer, and of the financial condition of the Corporation. He shall perform such other duties as shall be assigned to him by the Board or President, and shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors may from time to time require.

Section 9. The Controller shall see that adequate records of all assets, liabilities and transactions of the Corporation are maintained; that adequate audits thereof, are currently and regularly made, and in conjunction with other officers, initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with maximum efficiency, safety and economy. He shall also perform all such other duties as usually pertain to the office of Controller. He shall be in all matters subject to the control of and responsible to the Board of Directors alone.

Section 10. The Board of Directors may from time to time appoint such other officers and agents as they may deem necessary or advisable for the transaction of the business of the Corporation, who shall hold their offices during the pleasure of the Board of Directors and perform such duties as may from time to time be designated or assigned to them by said Board of Directors.

Section 11. If the office of the Chairman of the Board, the Chief Executive Officer, the President, Vice President, Secretary, Treasurer, or Controller or one or more of them becomes vacant for any reason whatsoever, the Board of Directors at any duly convened meeting may, by a majority vote of those present, fill such vacancy and the person elected shall hold office for the unexpired term of such office and until his successor shall be chosen.

Section 12. All officers and agents chosen or appointed by the Board of Directors shall be subject to removal by the Board of Directors at any time with or without cause, and in the case of the absence of any officer or agent of the Corporation, or for any other reason that may seem sufficient to the Board of Directors, the said Board of Directors subject to the limitations herein contained and the statutes in such case made and provided, may, without removal, delegate his powers and duties to any other officer or suitable person for such period as it shall deem proper.

Section 13. All duly authorized bonds and debentures of the Corporation shall be signed on behalf of the Corporation by its Chairman of the Board or its President, or one of its Vice Presidents or, if so provided by resolution of the Board of Directors, by one or more of such officers and such other officer or officers designated by the Board of Directors; any or all such signatures may be manual or facsimile signatures, the signature on interest coupons attached to any said bonds or debentures shall be a facsimile signature; and the corporate seal or a facsimile of such seal may be impressed, affixed, imprinted or otherwise reproduced on said bonds and debentures and, if attested, shall be attested by the Corporation’s Secretary or Assistant Secretary by manual or facsimile signature. In case any person whose signature (manual or facsimile) appears upon any said bond or debenture or coupons attached thereto shall cease to be an officer of the Corporation, or shall cease to be the officer specified thereon, before the bonds or debentures so signed shall have been authenticated by the trustee under the indenture or other instrument pursuant to which the bonds or debentures are delivered or sold, such bonds or debentures or coupons may nevertheless be adopted by the Corporation, without further action by the Board of Directors, and authenticated and delivered and sold as though the person or persons who so signed or attested such bonds or debentures or coupons had not ceased to be an officer of the Corporation or the officer specified thereof; and any bonds or debentures may be signed as aforesaid; and the seal of the Corporation impressed, affixed, imprinted or otherwise reproduced thereon may be attested on behalf of the Corporation as aforesaid, and coupons attached may be signed as aforesaid by such persons as at the actual date of the execution of the bonds or debentures or coupons shall be the proper officers of the Corporations, although at the time of the date of the bonds or debentures, such persons may not have been officers of the Corporation.

ARTICLE IV

Executive Committee

Section 1. The Directors may appoint an executive committee and one or more other committees of not less than three members to be chosen from among the members of the Board of Directors. Such committees may meet at such times and places as the committee shall, by resolution, determine and it shall make its own rules of procedure. A majority of the members of any such committee shall constitute a quorum.

Section 2. Except as otherwise provided by Board resolution or statute (as of June 1997, N.J.S.A. 14A:6-9(1)), each such committee shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation at any time when the Board of Directors are not in session. Each such committee shall, however, be subject to the specific directions of the Board of Directors.

Section 3. Each such committee shall keep regular minutes of their transactions and shall cause them to be recorded in books to be kept for that purpose in the office of the Corporation, and shall report the same to the Board of Directors at their regular meetings.

ARTICLE V

Transfer of Shares

Section 1. Except as otherwise provided by statute, shares evidenced by certificates shall be transferred on the books of the Corporation only by the holder thereof in person or by his attorney upon the surrender and cancellation of the certificate or certificates of a like number of shares, except in the case of lost or destroyed certificates, and in that case only after the receipt of a satisfactory bond.

Section 2. The Board of Directors may appoint a transfer agent and a registrar of transfers, and may, in the case of shares represented by certificates, require all stock certificates to bear the signature of either or both.

ARTICLE VI

Fiscal Year

The fiscal year of the Corporation shall begin on the 1st day of October in each calendar year and end on the 30th day of September of the next succeeding year.

ARTICLE VII

Dividends and Working Capital

Section 1. Before declaring any dividends or making any distribution of profits, the Directors may set apart out of the net profits or out of the surplus of the Corporation as a reserve fund to be used as working capital or for any other proper purpose, such sum or sums as the Directors shall in their discretion deem just and proper and most for the benefit of the Corporation.

Section 2. Dividends upon the capital stock of the Corporation when declared shall be payable on dates to be determined by the Board of Directors.

ARTICLE VIII

Closing of Transfer Books and

Fixing A Record Date

The Board of Directors may close the stock transfer books of the Corporation for a period not exceeding sixty days preceding the date of any meeting of stockholders or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect.

In lieu of so closing the stock transfer books, the Board of Directors may fix, in advance, a date, not exceeding sixty days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of capital stock, and in such case only stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or allotment of rights or exercise of such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

ARTICLE IX

Waiver of Notice

Any notice required to be given by these By-Laws may be waived by the person entitled thereto.

ARTICLE X

Seal

The common corporate seal is and until otherwise ordered by the Board of Directors shall be an impression upon paper or wax bearing the words - “NATIONAL FUEL GAS COMPANY, NEW JERSEY, INCORPORATED 1902”.

ARTICLE XI

Amendment of By-Laws

Except as otherwise provided by statute, the Board of Directors shall have power to make, alter or repeal the By-Laws of the Corporation by a vote of a majority of all the Directors at any duly convened meeting of the Board, but any By-Laws so made or otherwise promulgated may be altered or repealed and new By-Laws made by the stockholders at any duly convened meeting thereof.

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